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Exhibit 10.11

AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT

        This AMENDED AND RESTATED SEVERANCE AGREEMENT ("Agreement"), dated as of November 14, 2007, is made and entered into between MOCON, Inc., a Minnesota corporation ("Company") and                                    , an individual resident of the State of Minnesota ("Employee").

        WHEREAS, The Employee has been employed by the Company since                        , most recently as its                                    ; and

        WHEREAS, The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to provide competitive severance benefits to the Employee that include additional protections designed to assure that the Company will have the continued dedication of the Employee despite the possibility, threat or occurrence of a change in the ownership or control of the Company; and

        WHEREAS, This Agreement is intended to specify the severance benefits that the Company will provide to the Employee upon Employee's separation from service with the Company under certain circumstances as described herein;

        NOW, THEREFORE, In consideration of the mutual covenants and agreements stated herein, and other good and valuation consideration, the receipt and adequacy of which are hereby acknowledged, the Employee and Company agree as follows:

ARTICLE I
CERTAIN DEFINED TERMS

        Section 1.1    Actual Termination of Employment—shall mean a termination of Employee's employment relationship with the Company and all Affiliates or such other change in the Employee's relationship with the Company and all Affiliates that would be considered a "separation from service" under Section 409A of the Code. For purposes of clarity, the Employee's employment relationship will be treated as remaining intact while the Employee is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Employee will return to perform services for the Company or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Employee retains a right to reemployment by the Company or an Affiliate under applicable statute or by contract, provided, however, where the Employee's leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such period six (6) month period. In all cases, the Employee's Actual Termination of Employment must constitute a "separation from service" under Section 409A of the Code and any "separation from service" under Section 409A of the Code shall be treated as a Termination of Employment.

        Section 1.2    Affiliate—shall mean any entity that, together with the Company, is treated as a single employer under Code section 414(b) or (c).

        Section 1.3    Annual Base Salary—shall mean the Employee's annualized base salary at the time of the determination, excluding any special compensation such as incentives, commissions, bonuses, stock options and all other stock-based forms of compensation, and any type of fringe benefit.

        Section 1.4    Cause—shall mean any of the following:

  (a)
  Employee's total disability which results in Employee's inability to perform the essential functions of Employee's position, with or without reasonable accommodation, provided Employee has exhausted Employee's entitlement to any applicable leave, if Employee desires to take and satisfies all eligibility requirements for such leave;

  (b)
  the continued failure by the Employee to substantially perform the Employee's duties after a demand for substantial performance is made that identifies the manner in which the Company believes that the Employee has not substantially performed the Employee's duties, and the Employee has failed to resume substantial performance within thirty (30) days; or

  (c)
  Employee's conviction, or the entry of a pleading of guilty or nolo contendere by Employee, of any crime involving theft, embezzlement, fraud, or other dishonesty, or any felony; or

  (d)
  the willful engaging by the Employee in conduct that is demonstrably and materially injurious to the Company.

        Section 1.5    Change in Control—shall mean any of the following events:

  (a)
  the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company;

  (b)
  the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

  (c)
  any person becomes after the effective date of this Agreement the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of (i) 25% or more, but not 50% or more, of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, unless the transaction resulting in such ownership has been approved in advance by the Continuity Directors (as defined in Section 1.4 below), or (ii) 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors (regardless of approval by the Continuity Directors);

  (d)
  a merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to effective date of such merger or consolidation have "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), immediately following the effective date of such merger or consolidation, of securities of the surviving corporation representing (i) more than 50%, but less than 75%, of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors, unless such merger or consolidation has been approved in advance by the Continuity Directors, or (ii) 50% or less of the combined voting power of the surviving corporation's then outstanding securities ordinarily having the right to vote at elections of directors (regardless of any approval by the Continuity Directors);

  (e)
  the Continuity Directors cease for any reason to constitute at least a majority of the Board; or

  (f)
  any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement.

        Section 1.6    Code—shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

        Section 1.7    Continuity Directors—shall mean any individuals who are members of the Board of Directors of the Company on the date of this Agreement and any individual who subsequently becomes a member of the Board of Directors of the Company whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Continuity Directors (either by specific vote or by approval of the Company's proxy statement in which such individual is named as a nominee for director without objection to such nomination).

        Section 1.8    Exchange Act—shall mean the Securities Exchange Act of 1934, as amended.

        Section 1.9    Good Reason—shall mean any one or more of the following events which occurs within twenty-four (24) months following a Change in Control provided that (i) the Employee provides the Company written notice that the Good Reason event has occurred within ninety (90) days following the occurrence of the event and (ii) the Company does not, within thirty (30) days following receipt of such notice, cure the event described in the notice:

  (a)
  A material diminution in the Employee's Annual Base Salary;

  (b)
  A material diminution in the Employee's authority, duties or responsibilities;

  (c)
  A material diminution in the authority, duties or responsibilities of the supervisor to whom the Employee was reporting at the time of the Change in Control (including a requirement to report to an officer or employee instead of reporting directly to the board of directors if the Employee is reporting to the board of directors at the time of the Change in Control);

  (d)
  A material diminution in the budget over which the Employee retains authority;

  (e)
  A material change in the geographic location of the Employee's principal office immediately prior to the Change in Control; and

  (f)
  Any action or inaction that constitutes a material breach by the Company of the provisions of this Agreement.

        Section 1.10    Resulting Corporation—shall mean the surviving corporation in any consolidation, merger or other reorganization to which the Company is a party; provided, however, that if the surviving corporation in any such transaction is a subsidiary of another corporation, then the Resulting Corporation is the ultimate parent corporation of such surviving corporation.

        Section 1.11    Termination Date—shall mean the effective date of any notice of Actual Termination of Employment delivered by one party to the other thereunder so long as the effective date reflects that the Actual Termination of Employment occurs.

        Section 1.12    Termination of Employment Triggering Event—shall mean an Actual Termination of Employment:

  (a)
  that is done by the Company for any reason other than Cause; or

  (b)
  that is done by the Employee for Good Reason after a Change in Control has occurred.

For purposes of clarity, a Termination of Employment Triggering Event shall not include an Actual Termination of Employment by reason of the Employee's death.

ARTICLE II
SEVERANCE BENEFITS

        Section 2.1    Termination of Employment Triggering Event Following a Change in Control.    If the Employee has a Termination of Employment Triggering Event at any time within twenty-four months after a Change in Control, or prior to and in connection with a Change in Control, and the Employee executes a general release of all claims against the Company in the form and manner prescribed by the Company, the Company shall make a severance payment to the Employee in an amount equal to two (2) times the Employee's highest Annual Base Salary in effect at any time prior to such Termination of Employment; provided, however, the amount of the severance payment will be reduced by any amount paid to the Employee for employment following the Change in Control, but not below an amount equal to such Annual Base Salary.

        Section 2.2    Other Termination of Employment.    If the Employee has a Termination of Employment Triggering Event other than a Termination of Employment Triggering Event within twenty-four (24) months after a Change in Control or prior to and in connection with a Change in Control, and the Employee executes a general release of all claims against the Company in the form and manner prescribed by the Company, the Company shall make a severance payment to the Employee in an amount equal to the Employee's highest Annual Base Salary in effect at any time prior to such Termination of Employment.

        Section 2.3    Failure to Work Up to Termination Date.    Notwithstanding any provision of this Agreement that provides for the payment of severance to the Employee, the Employee will forfeit all rights to any severance payment under this Agreement and no severance payment will be made to the Employee if the Employee terminates his employment with the Company and its Affiliates for any reason prior to a Change in Control or for any reason other than a Good Reason after a Change in Control and prior to the Termination Date.

        Section 2.4    Effect of Reemployment.    If the Employee is reemployed by the Company or any of its Affiliates before the date the final severance payment would have been made if payment had been made at regular payroll intervals instead of in a lump sum, the Employee will be required to refund to the Company that portion of the lump sum payment representing severance payments the Employee would have received after the date of reemployment.

        Section 2.5    Time and Form of Payment.    Any severance payment due under this Agreement will be made to the Employee in a single lump sum cash payment as soon as administratively possible after the Termination Date and execution by the Employee of the general release described in Section 2.1 or 2.2 (whichever applies); provided, however, that no payment will be made until the expiration of any revocation or rescission period for the aforementioned required release of claims and in no event will payment be made if the Employee attempts to revoke or rescind the aforementioned required release of claims. If the Employee should die after becoming fully entitled to severance but before the Employee actually receives payment, payment will be made first to the Employee's surviving spouse, if any, and if there is no surviving spouse, to the Employee's estate.

        Section 2.6    Acceleration of Exercisability of Options.

  (a)
  If a Change in Control occurs, all outstanding stock options then held by the Employee under the Company's 1998 Stock Option Plan or 2006 Stock Incentive Plan (the "Options") will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the Employee remains in the employ or service of the Company or any of its Affiliates.

  (b)
  Notwithstanding subsection (a) above, if, with respect to the Employee, acceleration of the exercisability of the Options (which acceleration could be deemed a "payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), together with any other payments which the Employee has the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), such acceleration of exercisability will be reduced to the largest amount as will result in no portion of such deemed "payments" being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that, such acceleration of exercisability shall only be reduced if such reduction would result in the Employee receiving a greater net benefit, on an after-tax basis (including after payment of any excise tax imposed by Section 4999 of the Code), than the Employee would have received had such reduction not occurred.

        Section 2.7    Withholding of Taxes.    The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold pursuant to any law or government regulation or ruling.

        Section 2.8    Source of Severance Payments.    This Agreement is unfunded. No fund is being set aside or allocated specifically for the purpose of this Agreement. All severance payments shall be paid out of the general assets of the Company. An Employee shall not have any secured or preferred interest by way of a trust, escrow, lien or otherwise in any specific asset of the Company for unpaid severance payments.

ARTICLE III
TERM & TERMINATION OF AGREEMENT

        Section 3.1    Term.    This Agreement shall commence as of the date first written above and shall continue in effect until terminated as provided for in section 3.2 of this Agreement.

        Section 3.2    Termination.    This Agreement shall terminate upon the earliest of the following:

  (a)
  the date of the Employee's death; provided, however, that if the Employee should die after becoming fully entitled to severance but before the Employee actually receives payment, payment will be made pursuant to section 2.5 of this Agreement;

  (b)
  the date the Employee is no longer employed by the Company (other than a Termination of Employment that results in a qualifying severance event described in section 2.1 or 2.2 of this Agreement); or

  (c)
  the Employee receives all severance payments due under this Agreement.

ARTICLE IV
MISCELLANEOUS PROVISIONS

        Section 4.1    Nonexclusivity of Rights.    Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by the Company and for which the Employee may qualify, nor shall anything in this Agreement limit or reduce such rights as the Employee may have under any other agreement with, or plan, program, policy or practice of, the Company. Notwithstanding the foregoing, if the Employee becomes entitled to benefits under this Agreement, the Employee shall not be entitled to receive payments under any other severance pay plan or program sponsored or maintained by the Company.

        Section 4.2    Successors.    The Company will require the Resulting Corporation or any other successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to the Company or to all or substantially all of the business and/or consolidated assets of the Company (and its Affiliates) to expressly assume and agree to perform under the terms of this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

        Section 4.3    Employment.    This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Employee as an employee, to continue the Employee's current employment status or to change any employment policies of the Company.

        Section 4.4    Severability.    The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this

Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

        Section 4.5    Waiver.    The failure of either party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, privilege or remedy hereunder shall not be construed as a waiver of any such provisions, rights, remedies or privileges hereunder.

        Section 4.6    Limitation on Benefits.    It is the explicit intention of the parties that no person or entity other than the parties is or shall be entitled to bring any action to enforce any provision of this Agreement against any party, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties (or their respective heirs, legal representatives, successors and assigns as permitted hereunder).

        Section 4.7    Spendthrift Provisions.    The Employee shall not have any transmissible interest under this Agreement nor shall the Employee have any power to anticipate, alienate, dispose of, pledge or encumber benefits under this Agreement, nor shall the Company recognize any assignment thereof, either in whole or in part, nor shall this Agreement be subject to attachment, garnishment, execution following judgment or other legal process.

        Section 4.8    Company.    Functions generally assigned to the Company shall be discharged by their respective officers or delegated and allocated as provided herein. The Company may delegate or redelegate and allocate and reallocate to one or more persons or to a committee of persons jointly or severally, whether or not such persons are officers or employees, such functions assigned to them hereunder as they may from time to time deem advisable.

        Section 4.9    Entire Agreement.    This Agreement contains the entire agreement between the parties with respect to the matters contained herein and supersedes all prior written or oral agreements, commitments or understandings with respect to the matters provided for herein, including without limitation the previous Executive Severance Agreement dated                        , 20        entered into between the parties hereto.

        Section 4.10    Headings.    Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

        Section 4.11    Governing Law.    This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Minnesota (but not including the choice of law rules thereof).

        Section 4.12    Modification.    This Agreement shall not be altered, amended or modified except by a written instrument signed by each of the parties.

[NAME OF EMPLOYEE]	MOCON INC.
By
Signature		Its

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  Exhibit 10.11
ARTICLE I CERTAIN DEFINED TERMS
ARTICLE II SEVERANCE BENEFITS
ARTICLE III TERM & TERMINATION OF AGREEMENT
ARTICLE IV MISCELLANEOUS PROVISIONS